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                                                            EXECUTION COPY


                                 EMPLOYMENT AGREEMENT


    This Agreement, dated December 16, 1996 by and between XYTRONYX, INC. (the "Corporation"), a Delaware corporation and H. LAURENCE SHAW, an individual residing at 86 Druid Hill Road, Summit, NJ 07901 (the "Executive")

                                     WITNESSETH:

    WHEREAS, the Corporation desires to employ the Executive as Chief Executive Officer and President of the Corporation and the Executive desires to be employed by the Corporation, all pursuant to the terms and conditions hereinafter set forth;

    NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.  EMPLOYMENT DUTIES

    (a) From the date hereof until the Effective Date (as defined below), the Corporation engages and employs the Executive as an employee of the Corporation to analyze and review the Company's current products under development and to review potential product acquisition candidates;

    (b) Upon the Effective Date, the Corporation engages and employs the Executive, and the Executive hereby accepts engagement and employment, as the Chief Executive Officer and President and Director of the Corporation, to direct, supervise and have responsibilities for the daily operations of the Corporation, including, but not limited to: (i) directing and supervising the business and research and development efforts of the Corporation; (ii) managing the other executives and personnel of the Corporation; (iii) evaluating, negotiating, structuring and implementing business transactions with the Corporation's customers, partners and suppliers, and to perform such other services and duties as the Board of Directors of the Corporation shall determine. The Executive acknowledges and agrees that the performance by the Executive of his duties hereunder may require significant domestic and international travel by the Executive, including, without limitation, to San Diego, CA.

    (b)  If it is agreed by both parties that a permanent relocation is


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required at some time in the future, the Corporation will reimburse Executive for reasonable costs incurred in connection with such relocation, including, without limitation, (i) the purchase of the Executive's Summit, New Jersey home, at a MAI appraised value in the event that the Executive has not sold the same within four (4) months of its listing after a mutual agreement to relocate by the Board of Directors of the Corporation, (ii) in the event that the Summit, New Jersey, home of the Executive is sold for less than the MAI appraisal, the relocation cost would include the difference in that sale price versus the purchase proceeds, net of commissions and closing costs and (iii) the financing costs incidental to the acquisition of the replacement home. Recognizing that certain relocation items are taxable without offsetting deductions, such items will be grossed up to fifty percent (50%).

    (c) The Executive shall devote substantially all of his gainful time to the discharge of his duties and responsibilities under this Agreement.

2.  TERM

    The Executive's employment hereunder shall be for a term of two (2) years commencing on the Effective Date (as defined below) and continuing through the second anniversary of the Effective Date (the "Initial Term"), with successive two year renewals thereafter (the "Renewal Terms") unless sooner terminated as hereinafter provided, or by notice of either party not less than one hundred and twenty (120) days prior to the expiration of each term. The Executive's appointment as Chief Executive Officer and President and Director of the Company is conditioned upon and will become effective on January 1, 1997, if prior to December 31, 1996, the Corporation consummates the closing or closings of an offering of equity securities of the Corporation in the amount of at least $3,000,000 in gross proceeds (the "Effective Date").

3.  COMPENSATION

    (a) As compensation for the performance of his duties on behalf of the Corporation, the Executive shall be compensated as follows:

         (i) Upon the next meeting of the Corporation's Board of Directors, the Corporation will grant (the "Initial Grant") the Executive options to purchase 675,000 shares of the common stock of the Corporation at an exercise price equal to the fair market value of the Common Stock on the date of such grant, which options shall be exercisable for a period of 10 years from the date


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of issuance.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (I) the total number and/or class of securities subject to such options and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement under such options.

         (ii) Of the Initial Grant, 525,000 stock options shall vest quarterly over a period of two years while this Agreement is still in effect and 150,000 stock options shall vest quarterly over a two year period commencing on the first anniversary of the Effective Date but immediate vesting shall occur with respect to all 675,000 options upon a change of control of the Corporation as described in paragraph 6(iii)C below.

         (iii) The Executive shall be entitled to an annual grant of subsequent stock options each of which shall have the same antidilution protection as described in Section 3 paragraph (a)(i) above.

         (iv) The Corporation shall pay the Executive an annual base salary ("Base Salary") of $250,000 payable in accordance with the usual payroll period of the Corporation. Beginning on the first day of the second year of the Employment Term, and on the first day of each year of the Employment Term thereafter, the Base Salary shall be increased by an amount at least equal to the higher of five per cent (5%) of the current Base Salary or the product obtained by multiplying the annual base salary for such Employment Year by the percentage by which the Consumer Price Index for Urban Wage Earners and Clerical Workers, of the United States Department of Labor, Bureau of Labor Statistics (in the area where the Corporation's principal office is located) (hereafter referred to as the "Consumer Price Index" or "CPI"), for such Employment Year exceeds the Consumer Price Index for the prior year. The CPI adjustment amount shall never be a negative amount and shall never reduce the amount of Base Salary or any other amounts payable hereunder. Following the close of each Employment Year where CPI adjustment amount was used to increase Base Salary, the Corporation shall furnish the Executive a statement showing (x) the Consumer Price Index for the Base Year; (y) the Consumer Price Index for such Employment Year; and (z) the amount of CPI Adjustment amount to be added to the Executive's compensation for such Employment Year. Such increases shall be cumulative.

         (v) The Corporation shall pay the Executive a signing bonus of $25,000, which shall be payable within 2 weeks of the Effective Date. In


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addition, the Corporation shall pay the Executive bonuses, the amount of which shall be in the sole discretion of the Board of Directors but based upon an annual Base Bonus of 50% of Base Salary. This bonus will be paid upon achievement of mutually agreed upon performance goals agreed upon within 60 days of the Effective Date by the Board of Directors and the Executive. In no year, shall this bonus be less than $25,000 (the "Base Bonus") and following the close of each Employment Year where CPI was used to increase Base Salary, the Base Bonus shall be increased at least by a similar product obtained by multiplying the annual Base Bonus for such Employment Year by the percentage by which the Consumer Price Index, for such Employment Year exceeds the Consumer Price Index for the prior year. The CPI adjustment amount shall never be a negative amount and shall never reduce the amount of Base Bonus or any other amounts payable hereunder.

         (vi) The Corporation shall withhold all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Executive pursuant to Section 3(a) hereof.

    (b) The Corporation shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Corporation, including travel and entertainment, against receipt by the Corporation of appropriate vouchers or other proof of the Executive's expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of the Corporation.

    (c) The Executive shall be, during the term of this Agreement, entitled to four (4) weeks of paid vacation per year as well as all statutory holidays.

    (d)  (i)    The Corporation shall make available to the Executive and his dependents, such medical, disability, and such other health benefits as the Corporation may from time to time make available to its executives of substantially the same authority and compensation as the Executive. This shall include a complete physical examination of the Executive by a physician of his choice. The Executive shall be entitled to term life insurance equal to 300% of his Base Salary. During any time interval between the date of this Agreement and the time the Executive and his dependents are eligible for health insurance coverage provided by the Corporation, the Corporation agrees to reimburse the Executive for costs incurred by him in purchasing continuing "COBRA" coverage for himself and his dependents under any existing group health insurance plan.


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         (ii)   The Corporation will provide the Executive's with disability policies that provide for payment of 70% of the Executive's Base salary during the time that the Executive is totally disabled. For the purpose of this Agreement, the term "Total Disability" shall mean the inability of the Executive to perform at least seventy percent (70%) of is duties hereunder for physical reasons for a period of 90 consecutive days or for 120 days during any twelve-month period. The Executive shall continue to receive his total compensation from the Corporation until such date as the disability insurer commences disability insurance payments. The Corporation may immediately terminate the Executive upon a medical finding of the Executive's total and permanent inability to perform the duties required as a result of a total disability, provided, that all granted stock options shall thereupon fully vest. In the event such medical finding determines that the Executive is not totally and permanently unable to perform the services required herein, then, the Corporation may not terminate the Executive before the expiration of one hundred eighty (180) consecutive days of the Executive's disability unless the Executive is otherwise terminated for cause. If, following a period of total disability, the Executive shall be able to engage in and discharge the duties required herein and does so engage in such practice in accordance with the provisions of the Employment Agreement for a continuous period of six (6) months or more, any subsequent total disability shall be regarded as a new period of total disability and his rights under this section shall commence again. If, because of temporary or partial disability, the Executive fails to devote to his employment at least seventy percent (70%) of the time required by a full schedule, his compensation for the period of such disability shall not be reduced until such date as partial disability payments are receivable by the disability insurer. The Corporation shall be in no way responsible for any disability payments to the Executive which are not covered by the Corporation disability policy as a result of a preexisting condition of the Executive or as a result of a claim by an insurance provider that the Executive is only partially disabled.

    (E) The Corporation hereby agrees that it shall adopt as part of the Corporation's Bylaws a broad form indemnity of all actions taken in good faith by the officers and directors of the Corporation.

    (F) Subject to Section 10(c) below, the Executive must be an employee of the Corporation at the time any compensation is due in order to receive such compensation. In addition, no options shall vest after the termination of this Agreement.


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4.  REPRESENTATIONS AND WARRANTIES
    BY THE EXECUTIVE AND THE CORPORATION

    The Executive hereby represents and warrants to the Corporation as follows:

    (a) Neither the execution and delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

    (b) The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

    The Corporation hereby represents and warrants to the Executive as follows:

    (a) The Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently described.

    (b) The Corporation has the full power and authority to enter into this Agreement and to incur and perform its obligations hereunder.

    (c) The execution, delivery and performance by the Corporation of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, or upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of the Corporation, or any agreement or instrument to which the Corporation is a party or by which the Corporation or any of its properties may be bound or affected.

    (d) The Corporation shall be duly licensed to do business in California or in any State of the United States in which it may relocate its Principal place of business.


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5.  CONFIDENTIAL INFORMATION

    (a) The Executive agrees that during the course of his employment and for a period of two (2) years after termination, he will not disclose or make accessible to any other person, the Corporation's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any of its clients. The Executive agrees: (I) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof from the Corporation's facilities at any time during his employment by the Corporation , except as required in the Executive's duties to the Corporation. The Executive agrees immediately to return all such material and reproductions to the best of his knowledge in his possession to the Corporation upon request and in any event upon termination of employment. Nothing in the foregoing shall be construed to prevent the Executive from disclosing or using any information which the Executive can show by written documentation was in the public domain or enters into the public domain through no improper act on the Executive's part or on the part of any of the Corporation's employees or was in his possession prior to his joining the Corporation or disclosed properly to the Executive after leaving the Corporation.

    (b) Except with prior written authorization by the Corporation, the Executive agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or for a period of two (2) years after his employment with the Corporation.

6.  NON-COMPETITION

    (a) The Executive understands and recognizes that his services to the Corporation are special and unique and agrees that, during the term of this Agreement, and for a period of twelve months from the date of termination of his employment hereunder if terminated by the Company for cause or the CEO without cause, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business directly competitive with the Corporation's business, either as an individual for his own account, or as a partner, joint venturer, Executive, agent, consultant, salesperson, officer, director or shareholder of a Person operating or intending to


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operate within the area that the Corporation is, at the date of termination, conducting its business (the "Restricted Businesses"); provided, however, that nothing herein will preclude the Executive from holding one percent (1%) or less of the stock of any publicly traded Corporation or from holding a position with a Person who does not engage in a business directly competitive with the Restrictive Businesses so long as the Executive works in a division of such Person which carries on a bona fide business which is not directly competitive with the Restricted Businesses.

    (b) For a period of twelve months after the termination of this Agreement, the Executive shall not interfere with or disrupt or attempt to disrupt the Corporation's business relationship with any of its customers, or solicit any of the employees of the Corporation.

    (c)  In the event that the Executive breaches any provisions of this
Section 6 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 6, the Executive shall not argue as a defense that there is an adequate remedy at law nor shall the Corporation be prevented from seeking any other remedies which may be available.

7.  OWNERSHIP OF PROPRIETARY INFORMATION

         (a) The Executive agrees that all information that has been created, discovered or developed by the Corporation, its subsidiaries, affiliates, successors or assigns (collectively, the "Affiliates") (including, without limitation, information relating to the development of the Corporation's business created, discovered, developed or made known to the Corporation or the Affiliates by Executive during the Term and information relating to the Corporation's customers, suppliers, consultants, and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Corporation or the Affiliates, shall be the sole property of the Corporation or the Affiliates, as applicable, and the Corporation or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including but not limited to the right to make application for statutory protection. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, know-


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how, show-how, improvements, inventions, product concepts, techniques, information or statistics contained in, or relating to, marketing plans, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Corporation's or the Affiliates' employees and/or consultants (including, without limitation, the compensation, job responsibility and job performance of such employees and/or consultants).

         (b) The Executive further agrees that at all times, both during the Term and after the termination of this Agreement, he will keep in confidence and trust all Proprietary Information, and he will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of the Corporation or the Affiliates, as appropriate, except as may be necessary in the ordinary course of performing his duties hereunder and except for academic, non-commercial research purposes with the prior written approval of the Board of Directors. Executive acknowledges that the Proprietary Information constitutes a unique and valuable asset of the Corporation and each Affiliate acquired at great time and expense, which is secret and confidential and which will be communicated to Executive, if at all, in confidence in the course of his performance of his duties hereunder, and that any disclosure or other use of the Proprietary Information other than for the sole benefit of the Corporation or the Affiliates would be wrongful and could cause irreparable harm to the Corporation or the Affiliates, as the case may be.

         Notwithstanding the foregoing, the parties agree that, at all such times, Executive is free to use (i) information in the public domain not as a result of a breach of this Agreement, (ii) information lawfully received from a third party and (iii) Executive's own skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as Executive and that, at all times, Executive is free to conduct any non-commercial research not relating to the Corporation's business.

8.  DISCLOSURE AND OWNERSHIP OF INVENTIONS

         (a) During the Term, Executive agrees that he will promptly disclose to the Corporation, or any persons designated by the Corporation, all improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, information about the Corporation's or the Affiliates' employees and/or


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consultants (including, without limitation, job performance of such employees and/or consultants), techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, whether or not patentable, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications, made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term (all said improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, information about the Corporation's or the Affiliates' employees and/or consultants, techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications shall be collectively hereinafter called "Inventions").

         (b) The Executive agrees that all Inventions made while performing his duties as Executive or useful in the business of the Corporation shall be the sole property of the Corporation to the maximum extent permitted by applicable law and to the extent permitted by law shall be "works made for hire" as that term is defined in the United States Copyright Act (17 USCA, Section
101). The Corporation shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive hereby assigns to the Corporation all right, title and interest he may have or acquire in all Inventions. Executive further agrees to assist the Corporation in every proper way (but at the Corporation's expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

                (i) to apply for, obtain and vest in the name of the Corporation alone (unless the Corporation otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

                (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

         (c) The Executive's obligation to assist the Corporation in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond the Term, but the Corporation agrees to compensate the Executive at his normal and usual rate after the expiration of


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the Term for time actually spent by the Executive at the Corporation's request on such assistance.

9.  NON-SOLICITATION

    During the Term, and for twelve (12) months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the
Corporation:

         (a) solicit or induce any employee of the Corporation or any Affiliate to leave the employ of the Corporation or any Affiliate or hire for any purpose any employee of the Corporation or any Affiliate or any employee who has left the employment of the Corporation or any Affiliate within six months of the termination of said employee's employment with the Corporation; or

         (b) solicit or accept the business of any customer or supplier of the Corporation or any Affiliate with respect to products similar to those supplied by the Corporation.

10. TERMINATION

    (a) This Executive's employment hereunder shall begin on the Effective Date and shall continue for the period set forth in Section 2 hereof unless sooner terminated upon the first to occur of the following events:

                (i)     (A) The death of the Executive; or

                        (B) the total disability of the Executive

                (ii) Termination by the Board of Directors of the Corporation for just cause. Any of the following actions by the Executive shall constitute just cause:

                        (A) Material breach by the Executive of Sections 5, 6, 7, 8, or 9 of this Agreement; or

                        (B) Material breach by the Executive of any provision of this Agreement other than Sections 5, 6, 7, 8 or 9 which is not cured by the Executive within thirty (30) days of notice from the Corporation; or in the event the breach is not curable within thirty (30)


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                             days; the commencement of action(s) to
                             cure within said thirty (30) days the diligent pursuit of the cure thereafter, provided such breach may be completely cured; or

                        (C) Any action by the Executive constituting gross negligence or willful misconduct in respect of the Executive's obligation to the Corporation which has or is likely to result in material, economic damage to the Corporation.

                (iii) Termination by the Executive for just cause. Any of the following actions or omissions by the Corporation shall constitute just cause.

                        (A) Material breach by the Corporation of any provision of this Agreement which is not cured by the Corporation within thirty (30) days of notice thereof from the Executive; or

                        (B) A failure to elect or reelect the Executive to the office of Chief Executive Officer, President and Director of the Corporation or other change by the Corporation of the Executive's function, duties or responsibilities such that the Executive is no longer the highest ranking Officer of the Corporation; or

                        (C) Reduction in the Executive's base salary or incentives or other fringe benefits of a material economic effect; or

                        (D) Upon written notice to the Corporation within 30 days of the Final Closing Date (as defined below), if the gross proceeds at the final closing date (the "Final Closing Date") of the current private placement of Premium Preferred Stock and Warrants being conducted by Paramount Capital, Inc. is less than $7,500,000; or

                        (E) Termination of the CEO's employment other than for the reasons set forth in Section 10(a)(i) or 10(a)(ii); or


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                        (F)  A "change in control," which shall mean a merger
                             or consolidation in which either more than fifty percent of the voting power of the Corporation is transferred or the Corporation is not the surviving entity, or sale or other disposition of all or substantially all the assets of the Corporation; or

                        (G) Relocation to a geographic area without the Executive's prior consent.

    (b)  Upon termination pursuant to subparagraphs (i) or (ii) of paragraph
(a) above, the Executive (or his estate in the event of termination pursuant to subparagraph (i)), shall be entitled to receive the Base Salary accrued but unpaid and the pro rata portion of the Base Bonus accrued but unpaid as of the date of termination paid in a lump sum within thirty (30) days of the event causing the termination.

    (c) Upon termination by the Corporation for any reason other than the reasons set forth in subparagraph (i) or (ii) of paragraph (a) above, or upon termination by the Executive for any reason set forth in subparagraph (iii) of paragraph (a) above, then the Corporation shall pay the Executive, as the Executive's sole damages for such termination, the Executive's Base Salary at the rate in effect at the date of termination and the Base Bonus at the rate in effect at the date of termination until twelve (12) months from the date of termination, subject to annual increases for both the Base Salary and Base Bonus, as described in Section 3 paragraph (a) subparagraph (iv) and subparagraph (v). These payments will not be subject to either full or partial reduction in consideration of compensation received from other part time or full time employment engaged in by the Executive during any time following the termination. In addition, the stock options granted to the Executive pursuant to Section 3(a)(i) above, shall continue to vest according to the provisions of
Section 3(a)(i) during such the six months following termination pursuant to this Section 10(c). In addition to any other remedies at law or equity, the Corporation shall have the absolute right to cease making the payments set forth in this Section 10 (c) upon a material breach of any of the provisions of Sections 5, 6, 7, 8 or 9, which provisions shall survive the termination of this Agreement in accordance with their terms.


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11. NOTICES

    Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt thereof; one (1) business day after being sent by Federal Express or similar overnight delivery; or three (3) business days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

12. SEVERABILITY OF PROVISIONS

    If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

13. LEGAL FEES

    The Corporation agrees to pay the legal fees incurred by the Executive incident to the negotiation of the Employment Agreement in an amount not to exceed the sum of $4,000.

14. ENTIRE AGREEMENT; MODIFICATION

    This Agreement and that certain letter agreement by and between the parties hereto dated December 16, 1996, contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

15. BINDING EFFECT

    The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon the Executive and his legal representatives. This Agreement constitutes a

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personal service agreement, and the performance of the Executive's obligations hereunder may not be transferred or assigned by the Executive.

16. NON-WAIVER

    The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

17. GOVERNING LAW

    This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey without regard to principles of conflicts of law. Any litigation commenced pursuant to the terms of the Agreement shall only be prosecuted and defended in Union County, New Jersey. Additionally, the prevailing party in any litigation shall be entitled to an additional award of the recoupment of its attorney fees, cost and expenses.

18. HEADINGS

    The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       EXECUTIVE:



                                       --------------------------
                                       H. Laurence Shaw, M.D.



                                       XYTRONYX, INC.



                                       ------------------------
                                       By:
                                       Its:

                                    XYTRONYX, INC.
                                6555 NANCY RIDGE DRIVE
                                 SAN DIEGO, CA 92121

                                                     December 16, 1996


VIA FACSIMILE
(908) 598-9606

Dr. H. Laurence Shaw

Dear Dr. Shaw:

     In connection with your Employment Agreement with Xytronyx, Inc., dated the date hereof, the Corporation hereby agrees to indemnify you for up to $65,500 of your costs (including settlement, judgements and legal fees) incurred in connection with the lawsuit filed against you and C.R. Bard by Hamscor, Inc. (an executive search firm which is claiming an $80,000 fee in connection with your employment by C.R. Bard). At the Corporation's option, the Corporation may control your defense and settle such claim with your prior consent, which consent shall not be unreasonably denied. This indemnity shall not apply to any settlement by you without the prior consent of the Corporation. This indemnity shall only cover such costs that are not subject to any other indemnities, insurance or other arrangements for the repayment or reimbursement of such costs. The Executive shall use his reasonable best efforts to have C.R. Bard or such other third party be responsible for his costs in connection with the aformentioned lawsuit.

                                       Sincerely,


                                       ----------------------------
                                       Michael S. Weiss
                                       Director and Asst. Secretary

AGREED AND ACCEPTED:



--------------------
Dr. H. Laurence Shaw